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February 14, 2017

Mid-Con Energy Partners, LP
2431 East 61st Street, Suite 850
Tulsa, Oklahoma 74136

Ladies and Gentlemen:
We have acted as special counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Partnership’s registration statement on Form S-3 (File No. 333-214536) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time by the selling unitholders named in the Registration Statement of up to 18,801,132 common units (the “Securities”) representing limited partner interests in the Partnership (“Common Units”), including (i) 11,627,906 Common Units issuable upon conversion of Class A Convertible Preferred Units issued by the Partnership to the selling unitholders named in the Registration Statement (the “Preferred Units”) and (ii) up to 7,173,226 Common Units issuable upon conversion of Class A Convertible Preferred Units that the Partnership may issue as payment in kind in respect of the Preferred Units (the “PIK Preferred Units”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Securities.
In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Limited Partnership of the Partnership, the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, (the “Partnership Agreement”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents.
Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Limited Liability Company Act of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

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Based upon and subject to the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
1.The Securities have been duly authorized by all necessary limited partnership action of the Partnership.
2.The Securities issuable upon conversion of Preferred Units will, when issued in accordance with the terms of the Partnership Agreement, be validly issued, and holders of such Securities will have no obligation to make further payments for the purchase of such Securities or contributions to the Partnership solely by reason of their ownership of such Securities or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.
3.Upon the authorization and approval by the board of directors of Mid-Con Energy GP, LLC, the general partner of the Partnership, of the issuance of PIK Preferred Units by the Partnership as payment in kind with respect to Preferred Units and the issuance of such PIK Preferred Units by the Partnership in accordance with the terms of the Partnership Agreement, the Securities issuable upon conversion of such PIK Preferred Units will, when issued in accordance the terms of the Partnership Agreement, be validly issued, and holders of such Securities will have no obligation to make further payments for the purchase of such Securities or contributions to the Partnership solely by reason of their ownership of such Securities or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.
Very truly yours,
/s/ Andrews Kurth Kenyon LLP

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